NEWS RELEASE                  EXHIBIT NO. 99
March 20, 1997
                  [LANDMARK BANCSHARES, INC. LETTERHEAD]




FOR IMMEDIATE RELEASE
                                    FOR FURTHER INFORMATION CONTACT:
                                          Larry Schugart, President or
                                          James F. Strovas, Sr Vice-President
                                          Phone:  316-227-8111


                            Landmark Bancshares, Inc.
                      Discontinues Stock Repurchase Program



Dodge City, Kansas, March 20, 1997 -- Landmark Bancshares, Inc., the holding company for Landmark Federal Savings Bank, discontinued the plan adopted October 16, 1996, to repurchase up to 92,649 shares of the Company's common stock in the open market by March 27, 1997, the third year anniversary date of the Bank's conversion from mutual-to-stock form. Larry Schugart, President, said the Company has been successful in repurchasing 45,000 shares at an average cost of approximately $18.04 per share. This repurchase program was conducted in accordance with the necessary regulatory approval and restrictions applicable to repurchase programs within three years of a stock conversion.

The Company completed its offering of 2,281,312 shares of common stock at $10.00 per share in connection with the conversion of the Bank from a federally chartered mutual savings association to a federally chartered stock savings bank on March 28, 1994. As of March 19, 1997, the company, which has implemented four stock repurchase programs, has outstanding 1,807,996 shares of common stock. President Schugart said the Company will consider additional stock repurchases after the expiration of the regulatory restrictions applicable until March 27, 1997.

The Bank is a federally-chartered stock savings bank headquartered in Dodge City, Kansas. In addition, the Bank has four branch offices located in Garden City, Great Bend, Hoisington, and La Crosse, Kansas. The Bank's deposits are federally-insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a community-oriented, full service retail savings bank offering traditional mortgage loan products. At December 31, 1996, Landmark Bancshares, Inc. had total assets and stockholders' equity of $221,978,219 and $32,709,133, respectively. The Corporation's common stock is traded in the over-the-counter market on the NASDAQ National System under the symbol "LARK."



             STOCK TRADED ON NASDAQ NATIONAL MARKET SYSTEM UNDER THE
                                  SYMBOL "LARK"
  CENTRAL AND SPRUCE/P.O. BOX 1437/DODGE CITY, KANSAS 67801-1437/(316)227-8111
    OFFICES IN: DODGE CITY - GARDEN CITY - GREAT BEND - HOISINGTON - LACROSSE